Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

LAIX Inc.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,128,879.78(1)	$0.0000927(2)	$197.35(2)

Fees Previously Paid			$197.35(3)

Total Transaction Valuation	$2,128,879.78

Total Fees Due for Filing			$0

Total Fees Previously Paid			$197.35(3)

Total Fee Offsets			$0

Net Fee Due			$0

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per-share cash payment of US$0.1357 for 14,226,235 outstanding Ordinary Shares of the issuer (including shares represented by ADSs) subject to the transaction as of August 5, 2022, plus (b) the product of 1,461,899 Ordinary Shares underlying the outstanding options as of August 5, 2022, multiplied by US$0.1357 per Ordinary Share.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $92.70 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	A filing fee of US$197.35 was previously paid in connection with the initial filing with the Securities and Exchange Commission of this Transaction Statement on July 11, 2022.